Exhibit 10.4

NEITHER THE ISSUANCE AND SALE OF THIS NOTE NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THIS NOTE AND THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THIS NOTE OR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING ANYTHING CONTAINED IN THIS NOTE TO THE CONTRARY, THIS NOTE AND THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THIS NOTE OR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTIONS 3(c)(iii) AND 19(a) HEREOF. THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3(c)(iii) OF THIS NOTE.

Workstream Inc.

Senior Secured Convertible Note

Issuance Date: December 11, 2009	Original Principal Amount: U.S. $

FOR VALUE RECEIVED, Workstream Inc., a corporation existing pursuant to the Canada Business Corporations Act (the “Company”), hereby promises to pay to the order of ___________________________ or its registered assigns (“Holder”) the amount set out above as the Original Principal Amount (as increased or reduced pursuant to the terms hereof, the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, redemption, conversion or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the applicable Interest Rate from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon the Maturity Date, acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). This Senior Secured Convertible Note (including all Senior Secured Convertible Notes issued in exchange, transfer or replacement hereof, is referred to herein as the “Note”) is being issued pursuant to the Exchange Agreement (as defined below) on the Closing Date (as defined below). Certain capitalized terms used herein are defined in Section 29.

1.         PAYMENT. On the Maturity Date, the Company shall pay to the Holder in cash, via wire transfer of immediately available funds, all outstanding Principal and accrued and unpaid Interest and accrued and unpaid Late Charges, if any. Other than as specifically permitted by this Note, the Company may not prepay any portion of the outstanding Principal, accrued and unpaid Interest or accrued and unpaid Late Charges on Principal and Interest, if any.

2.         INTEREST; INTEREST RATE. Interest on this Note shall commence accruing on the Issuance Date, shall accrue daily at the Interest Rate on the outstanding Principal amount from time to time, shall be computed on the basis of a 360-day year, shall compound each Fiscal Quarter and shall be paid by adding such accrued interest to the Principal amount outstanding under this Note on the first calendar day of each Fiscal Quarter that occurs prior to the Maturity Date, provided that all accrued and unpaid Interest outstanding on the Maturity Date shall be paid to the Holder in accordance with Section 1. From and after the occurrence and during the continuance of any Event of Default, the Interest Rate then in effect shall be automatically increased to 14.5% per annum. In the event that such Event of Default is subsequently cured, the increase referred to in the preceding sentence shall cease to be effective as of the date of such cure, provided that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of such cure of such Event of Default.

3.         CONVERSION OF NOTES. This Note shall be convertible into Common Shares (as defined below), on the terms and conditions set forth in this Section 3.

(a)        Conversion Right. Subject to the provisions of Section 3(d), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding Conversion Amount (as defined below) into fully paid and nonassessable Common Shares in accordance with Section 3(c), at the Conversion Rate (as defined below). The Company shall not issue any fraction of a Common Share upon any conversion. If the issuance would result in the issuance of a fraction of a Common Share, the Company shall round such fraction of a Common Share up to the nearest whole share. The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Shares upon conversion of any Conversion Amount.

(b)        Conversion Rate. The number of Common Shares issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”).

(i)         “Conversion Amount” means, as of 11:59 p.m. on the Conversion Date, the portion of the Principal, together with accrued and unpaid Interest with respect to such portion of the Principal and accrued and unpaid Late Charges with respect to such portion of the Principal, to be converted or redeemed (as the case may be) with respect to which this determination is being made.

(ii)        “Conversion Price” means, as of any Conversion Date or other date of determination, $0.10, subject to adjustment as provided herein.

(c)        Mechanics of Conversion.

(i)         Optional Conversion. To convert any Conversion Amount into Common Shares on any date (a “Conversion Date”), the Holder shall (A) deliver (whether via facsimile or otherwise), for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (B) if required by Section 3(c)(iii), surrender this Note to a nationally recognized overnight delivery service for delivery to the Company (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction as contemplated by Section 19(b)). On or before the first (1st) Trading Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile an acknowledgment of confirmation of receipt of such Conversion Notice to the Holder and the Company’s transfer agent (the “Transfer Agent”). On or before the second (2nd) Trading Day following the date of receipt of a Conversion Notice, the Company shall (X) provided that the Transfer Agent is participating in The Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of Common Shares to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal At Custodian system or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver (via reputable overnight courier) to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of Common Shares to which the Holder shall be entitled. If this Note is physically surrendered for conversion as required by Section 3(c)(iii) and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of this Note and at its own expense, issue and deliver to the Holder (or its designee) a new Note (in accordance with Section 19(d)) representing the outstanding Principal not converted. The Person or Persons entitled to receive the Common Shares issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such Common Shares on the Conversion Date.

(ii)         Company’s Failure to Timely Convert. If the Company shall fail, for any reason or for no reason, to issue to the Holder within five (5) Trading Days after the Company’s receipt of a Conversion Notice (whether via facsimile or otherwise), a certificate for the number of Common Shares to which the Holder is entitled and register such Common Shares on the Company’s share register or to credit the Holder’s or its designee’s balance account with DTC for such number of Common Shares to which the Holder is entitled upon the Holder’s conversion of any Conversion Amount (as the case may be) (a “Conversion Failure”), then, in addition to all other remedies available to the Holder, (1) the Company shall pay in cash to the Holder on each day after such fifth (5th) Trading Day that the issuance of such Common Shares is not timely effected an amount equal to 2% of the product of (A) the sum of the number of Common Shares not issued to the Holder on a timely basis and to which the Holder is entitled and (B) the Closing Sale Price of the Common Shares on the Trading Day immediately preceding the last possible date which the Company could have issued such Common Shares to the Holder without violating Section 3(c)(i) and (2) the Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned (as the case may be) any portion of this Note that has not been converted pursuant to such Conversion Notice, provided that the voiding of a Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 3(c)(ii) or otherwise.  In addition to the foregoing, if within three (3) Trading Days after the Company’s receipt of a Conversion Notice (whether via facsimile or otherwise) the Company shall fail to issue and deliver a certificate to the Holder and register such Common Shares on the Company’s share register or credit the Holder’s or its designee’s balance account with DTC for the number of Common Shares to which the Holder is entitled upon the Holder’s conversion hereunder (as the case may be), and if on or after such third (3rd) Trading Day the Holder purchases (in an open market transaction or otherwise) Common Shares to deliver in satisfaction of a sale by the Holder of Common Shares issuable upon such conversion that the Holder anticipated receiving from the Company, then the Company shall, within three (3) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the Common Shares so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Shares) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Shares or credit the Holder’s balance account with DTC for the number of Common Shares to which the Holder is entitled upon the Holder’s conversion hereunder (as the case may be) and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of Common Shares times (B) the Closing Sale Price of the Common Shares on the Trading Day immediately preceding the Conversion Date.

(iii)         Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note. The Holder and the Company shall maintain records showing the Principal, Interest and Late Charges converted and/or paid (as the case may be) and the dates of such conversions and/or payments (as the case may be) or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion.

(iv)         Pro Rata Conversion; Disputes. In the event that the Company receives a Conversion Notice from more than one holder of Convertible Notes for the same Conversion Date and the Company can convert some, but not all, of such portions of the Convertible Notes submitted for conversion, the Company, subject to Section 3(d), shall convert from each holder of Convertible Notes electing to have Convertible Notes converted on such date a pro rata amount of such holder’s portion of its Convertible Notes submitted for conversion based on the principal amount of Convertible Notes submitted for conversion on such date by such holder relative to the aggregate principal amount of all Convertible Notes submitted for conversion on such date. In the event of a dispute as to the number of Common Shares issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of Common Shares not in dispute and resolve such dispute in accordance with Section 24.

(d)        Limitations on Conversions.

(i)         Notwithstanding anything to the contrary contained in this Note [for Magnetar: (but subject to Section 3(d)(ii))], this Note shall not be convertible by the Holder hereof to the extent (but only to the extent) that the Holder or any of its affiliates would beneficially own in excess of [4.9%][9.9%] (the “Maximum Percentage”) of the Common Shares. To the extent the above limitation applies, the determination of whether this Note shall be convertible (vis-à-vis other convertible, exercisable or exchangeable securities owned by the Holder) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Company for conversion, exercise or exchange (as the case may be). No prior inability to convert this Note, or to issue Common Shares, pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. For purposes of this paragraph, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the 1934 Act (as defined in the Exchange Agreement) and the rules and regulations promulgated thereunder. The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. The limitations contained in this paragraph shall apply to a successor Holder of this Note. The holders of Common Shares shall be third party beneficiaries of this paragraph and the Company may not waive this paragraph without the consent of holders of a majority of its Common Shares. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Business Day confirm orally and in writing to the Holder the number of Common Shares then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities into Common Shares.

(ii)         [For Magnetar only: Notwithstanding anything to the contrary contained in this Note (including, without limitation, Section 3(d)(i)), this Note shall not be convertible by the Holder at any time while (1) the Company or any Successor Entity (as the case may be) is incorporated under the laws of Canada or any province thereof and (2) the Common Shares or the shares of common stock of such Successor Entity (as the case may be) are not listed on a prescribed stock exchange for purposes of Regulations 3200 or 3201 to the Income Tax Act (Canada) (or any successor provisions thereto). The limitation on conversion contained in this paragraph shall not apply to a successor Holder of this Note so long as such successor Holder is not an Affiliate (as defined below) of the initial Holder of this Note (unless such successor Holder delivers written notice to the Company electing to have the provisions of this paragraph apply to it). This paragraph may not be amended or waived by the initial Holder of this Note or any successor Holder of this Note that is an Affiliate of such initial Holder.]

4.         RIGHTS UPON EVENT OF DEFAULT.

(a)        Event of Default. Each of the following events that occurs after the Issuance Date shall constitute an “Event of Default”:

(i)         the Company’s (A) failure to deliver the required number of Common Shares within seven (7) Trading Days after the applicable conversion or exercise date (as the case may be) under any of the Holder’s Securities or its 2008 Warrant (as the case may be) (including, without limitation, the Company’s failure to cure a Conversion Failure) or (B) notice, written or oral, to the Holder, including, without limitation, by way of public announcement or through any of its agents, at any time, of its intention not to comply, as required, with a request for any conversion or exercise (as the case may be) of any portion of any of the Holder’s Securities or its 2008 Warrant that is requested in accordance with the provisions thereof;

(ii)         the Company’s or any Subsidiary’s (as defined below) failure to pay to the Holder any amount of Principal, Interest, Late Charges or other amounts when and as due under this Note (including, without limitation, the Company’s or any Subsidiary’s failure to pay any redemption payments or amounts hereunder) or any other Transaction Document, except, in the case of a failure to pay Interest and Late Charges when and as due, in which case only if such failure remains uncured for a period of at least seven (7) days;

(iii)         the Company fails to remove any restrictive legend on any certificate or any Common Shares issued to the Holder upon any conversion or exercise (as the case may be) of any Securities acquired by the Holder under the Exchange Agreement or its 2008 Warrant as and when required by such Securities or such 2008 Warrant (as the case may be), the Transaction Agreement, the 2008 Exchange Agreement (as defined below), the Exchange Agreement or the Amended Registration Rights Agreement (as the case may be), and any such failure continues uncured for at least ten (10) days;

(iv)         any Event of Default (as defined in the Other Notes) occurs with respect to any Other Note;

(v)         the Company or any Subsidiary materially breaches any representation, warranty, covenant or other term or condition of any Transaction Document (other than the breaches expressly enumerated in this Section 3(a)), except, in the case of a breach of a covenant which is curable, only if such breach remains uncured for a period of at least ten (10) days;

(vi)        any breach or failure in any respect by the Company or any Subsidiary to comply with any provision of Section 14 of this Note;

(vii)        the occurrence of any default under, redemption of or acceleration prior to maturity of any Indebtedness (as defined in the Exchange Agreement) of the Company or any of its Subsidiaries, other than with respect to any Other Notes;

(viii)       any Material Adverse Effect (as defined in the Exchange Agreement) occurs;

(ix)         the entry by a court of (i) a decree, order, judgment or other similar document in respect of the Company or any Subsidiary of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (ii) a decree, order, judgment or other similar document adjudging the Company or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under any applicable federal, state or foreign law or (iii) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of thirty (30) consecutive days;

(x)          bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Company or any Subsidiary and, if instituted against the Company or any Subsidiary by a third party, shall not be dismissed within thirty (30) days of their initiation;

(xi)         the commencement by the Company or any Subsidiary of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Company or any Subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by the Company or any Subsidiary in furtherance of any such action or the taking of any action by any Person to commence a UCC foreclosure sale or any other similar action under federal, state or foreign law;

(xii)         except as set forth on Schedule 4(a)(xii), a final judgment or judgments for the payment of money aggregating in excess of $2,000,000 are rendered against the Company or any of its Subsidiaries, which judgments are not, within thirty (30) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $2,000,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company or such Subsidiary (as the case may be) will receive the proceeds of such insurance or indemnity within 30 days of the issuance of such judgment;

(xiii)         except as set forth on Schedule 4(a)(xiii), the Company or any Subsidiary either (i) fails to pay, when due, or within any applicable grace period, any payment with respect to any Indebtedness in excess of $250,000 due to any third party, other than, with respect to unsecured Indebtedness only, payments contested by the Company or such Subsidiary (as the case may be) in good faith by proper proceedings and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP (as defined below), or otherwise be in breach or violation of any agreement for monies owed or owing in an amount in excess of $250,000, which breach or violation permits the other party thereto to declare a default or otherwise accelerate amounts due thereunder, or (ii) suffer to exist any other circumstance or event that would, with or without the passage of time or the giving of notice, result in a default or event of default under any agreement binding the Company or any Subsidiary, which default or event of default would or is likely to have a material adverse effect on the business, assets, operations (including results thereof), liabilities, properties, condition (including financial condition) or prospects of the Company or any of its Subsidiaries, individually or in the aggregate;

(xiv)        the suspension from trading or failure of the Common Shares to be traded on an Eligible Market or the “pink sheets” for a period of five (5) consecutive Trading Days or for more than an aggregate of ten (10) Trading Days in any 365-day period;

(xv)        the failure of the Common Shares to be listed or designated for quotation (as applicable) on an Eligible Market or the “pink sheets” for a period of five (5) consecutive Trading Days or for more than an aggregate of ten (10) Trading Days in any 365-day period;

(xvi)         a false or inaccurate certification by the Company as to whether and Equity Conditions Failure has occurred;

(xvii)        the failure of the Company to effect the Delaware Reincorporation promptly following the Shareholder Meeting (as defined in the Exchange Agreement) (but in no event later than November 1, 2010) if the Shareholder Approval (as defined in the Exchange Agreement) is obtained at the Shareholder Meeting unless effecting the Delaware Reincorporation will directly result in (i) the Company incurring fees and expenses in excess of $650,000 in connection with seeking the Shareholder Approval and effecting the Delaware Reincorporation (including, without limitation,  fees for attorneys, accountants and other professional advisors, proxy solicitation costs, taxes and share redemption costs) or (ii) the Company’s failure of any of the Tests; or

(xviii)        the Company consummates a Fundamental Transaction (other than the Delaware Reincorporation) without the prior written consent of the Holder, which consent may be granted or withheld in the Holder’s sole discretion.

(b)        Redemption Right. Upon the Company becoming aware of the occurrence of an Event of Default under this Note or any Other Note, the Company shall within one (1) Business Day deliver written notice thereof via facsimile and overnight courier (with next day delivery specified) (an “Event of Default Notice”) to the Holder. At any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, the Holder may require the Company (regardless of whether such Event of Default has been cured) to redeem all or any portion of this Note by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Company, which Event of Default Redemption Notice shall indicate the portion of this Note the Holder is electing to redeem. Each portion of this Note subject to redemption by the Company pursuant to this Section 4(b) shall be redeemed by the Company at a price equal to the sum of the Conversion Amount to be redeemed together with accrued and unpaid Interest with respect to such Conversion Amount and accrued and unpaid Late Charges with respect to such Conversion Amount and Interest with respect to such Conversion Amount as of such time as the Holder delivers an Event of Default Redemption Notice (the “Event of Default Redemption Price”). Redemptions required by this Section 4(b) shall be made in accordance with, and be subject to, the provisions of Section 11. To the extent redemptions required by this Section 4(b) are deemed or determined by a court of competent jurisdiction to be prepayments of this Note by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 4, but subject to Section 3(d), until the Event of Default Redemption Price (together with any Late Charges thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 4(b) (together with any Late Charges thereon) may be converted, in whole or in part, by the Holder into Common Shares pursuant to Section 3.

5.         RIGHTS UPON FUNDAMENTAL TRANSACTION. The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes in writing all of the obligations of the Company under this Note and the other Transaction Documents in accordance with the provisions of this Section 5 pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder prior to such Fundamental Transaction, including agreements to deliver to each holder of Convertible Notes in exchange for such Convertible Notes a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Convertible Notes, including, without limitation, having a principal amount and interest rate equal to the principal amounts then-outstanding and the interest rates of the Notes held by such holder, in the case of Convertible Notes, having similar conversion rights as the Convertible Notes, and having similar ranking to the Notes, and reasonably satisfactory to the Holder. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of each Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion or redemption of this Note at any time after the consummation of such Fundamental Transaction, in lieu of the Company’s Common Shares (or other securities, cash, assets or other property (except such items still issuable under Sections 6 and 16, which shall continue to be receivable thereafter) issuable upon the conversion or redemption of the Convertible Notes prior to such Fundamental Transaction, such shares of the publicly traded common stock (or their equivalent) of the Successor Entity (including its Parent Entity) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Note been converted immediately prior to such Fundamental Transaction (without regard to any limitations on the conversion of this Note), as adjusted in accordance with the provisions of this Note. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions. No sooner than twenty (20) Trading Days nor later than ten (10) Trading Days prior to the consummation of a Fundamental Transaction, but in no event prior to the public announcement of such Fundamental Transaction, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Fundamental Transaction Notice”). Notwithstanding the foregoing, if a Disposition or Liquidity Event constitutes a Fundamental Transaction and such a Disposition or Liquidity Event (as the case may be) will result in payment in full of all amounts then-outstanding under this Note pursuant to Section 10, then the Company shall not be required to comply with this Section 5 in connection with such a Fundamental Transaction so long as all amounts then-outstanding under this Note are paid in full to the Holder pursuant to Section 10 simultaneously with the consummation of such Disposition or Liquidity Event (as the case may be).

6.         RIGHTS UPON ISSUANCE OF PURCHASE RIGHTS AND OTHER CORPORATE EVENTS.

(a)      Purchase Rights. In addition to any adjustments pursuant to Section 7 below, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to all of the record holders of any class of Common Shares (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of Common Shares acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Shares are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such Common Shares as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage).

(b)      Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of Common Shares are entitled to receive securities or other assets with respect to or in exchange for Common Shares (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon a conversion of this Note (i) in addition to the Common Shares receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such Common Shares had such Common Shares been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Note) or (ii) in lieu of the Common Shares otherwise receivable upon such conversion, such securities or other assets received by the holders of Common Shares in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to Common Shares) at a conversion rate for such consideration commensurate with the Conversion Rate. The provisions of this Section 6 shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations set forth in Section 3 or 5 hereof on the conversion or redemption of this Note.

7.         ADJUSTMENT OF CONVERSION PRICE UPON SUBDIVISION OR COMBINATION OF COMMON SHARES.  If the Company at any time on or after the Closing Date subdivides (by any share split, share dividend, recapitalization or otherwise) one or more classes of its outstanding Common Shares into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time on or after the Closing Date combines (by combination, reverse share split or otherwise) one or more classes of its outstanding Common Shares into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 7 shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this Section 7 occurs during the period that a Conversion Price is calculated hereunder, then the calculation of such Conversion Price shall be adjusted appropriately to reflect such event. If the Company at any time on or after the Closing Date pays a share dividend on one or more classes of its then outstanding Common Shares or otherwise makes a distribution on any class of capital stock that is payable in Common Shares, the Conversion Price in effect immediately prior to such dividend or distribution shall be multiplied by a fraction of which the numerator shall be the number of Common Shares outstanding immediately before such dividend or distribution and of which the denominator shall be the number of Common Shares outstanding immediately after such dividend or distribution.

8.         NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Articles of Incorporation (as defined in the Exchange Agreement), Bylaws (as defined in the Exchange Agreement) or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note; provided, however, the Holder acknowledges and agrees that the Delaware Reincorporation shall not be deemed a violation of this Section 8 so long as the Company does not, directly or indirectly, take any actions related thereto or in connection therewith that adversely affect the Holder in any manner or are inconsistent with any of the terms of this Note. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any Common Shares receivable upon conversion of this Note above the Conversion Price then in effect and (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Common Shares upon the conversion of this Note.

9.         RESERVATION OF AUTHORIZED SHARES.

(a)        Reservation. The Company shall initially reserve out of its authorized and unissued Common Shares a number of Common Shares for each of the Convertible Notes equal to the entire Conversion Rate with respect to the entire Conversion Amount of each such Convertible Note as of the Issuance Date. So long as any of the Convertible Notes are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Shares, solely for the purpose of effecting the conversion of the Convertible Notes, the maximum number of Common Shares as shall from time to time be necessary to effect the conversion of all of the Convertible Notes then outstanding (without regard to any limitations on conversions) (the “Required Reserve Amount”). In the event that a holder shall sell or otherwise transfer any of such holder’s Convertible Notes, each transferee shall be allocated a pro rata portion of the Common Shares so reserved for such holder upon conversion of this Note.

(b)        Insufficient Authorized Shares. If, notwithstanding Section 9(a), and not in limitation thereof, at any time while any of the Convertible Notes remain outstanding the Company does not have a sufficient number of authorized and unreserved Common Shares to satisfy its obligation to reserve for issuance upon conversion of the Convertible Notes at least a number of Common Shares equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized Common Shares to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Convertible Notes then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days (or ninety (90) days if the proxy statement is reviewed by the SEC) after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its shareholders for the approval of an increase in the number of authorized Common Shares. In connection with such meeting, the Company shall provide each shareholder with a proxy statement and shall use its best efforts to solicit its shareholders’ approval of such increase in authorized Common Shares and to cause its board of directors to recommend to the shareholders that they approve such proposal.

10.        MANDATORY REDEMPTIONS. Upon the occurrence of each Disposition or Liquidity Event (as the case may be), the Company shall use 100% of the Net Proceeds (as defined below) with respect to such Disposition or Liquidity Event (as the case may be) (the “Applicable Net Proceeds”) to redeem this Note in the manner and in such amounts as are set forth herein (each being a “Mandatory Redemption”). With respect to each Disposition and each Liquidity Event (as the case may be), the Company shall deliver a written notice by confirmed facsimile and overnight courier (with next day delivery specified) to all, but not less than all, of the holders of Notes (the “Mandatory Redemption Notice” and the date such notice is delivered to all such holders is referred to as the “Mandatory Redemption Notice Date”) stating (a) the date on which the applicable Mandatory Redemption shall occur (the “Mandatory Redemption Date”), which date shall be the date such Disposition or Liquidity Event (as the case may be) is consummated and shall not be sooner than fifteen (15) Trading Days after the applicable Mandatory Redemption Notice Date, (b) the amount of Applicable Net Proceeds with respect to such Disposition or Liquidity Event (as the case may be) and (c) the Mandatory Redemption Price (as defined below) with respect to such Disposition or Liquidity Event (as the case may be). The applicable Mandatory Redemption Notice shall be delivered as soon as practicable prior to the consummation of the applicable Disposition or Liquidity Event (as the case may be), and the Company shall make a public announcement containing the information set forth in such Mandatory Redemption Notice on or before the applicable Mandatory Redemption Notice Date to the extent that the notice contains any, or constitutes, material, non-public information. Redemptions required by this Section 10 shall be made in accordance with, and be subject to, the provisions of Section 11. To the extent redemptions required by this Section 10 are deemed or determined by a court of competent jurisdiction to be prepayments of this Note by the Company, such redemptions shall be deemed to be voluntary prepayments. The Company agrees that in the event of the Company’s redemption of any portion of this Note under this Section 10, the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. “Mandatory Redemption Price” means, with respect to a particular Disposition or Liquidity Event (as the case may be), an amount in cash equal to the product of (i) the difference between (I) the Applicable Net Proceeds with respect to such Disposition or Liquidity Event (as the case may be) minus (II) all amounts paid pursuant to Section 6 of the Non-Convertible Notes with respect to such Disposition or Liquidity Event (as the case may be) multiplied by (ii) the quotient of (1) the sum of (A) the Principal of this Note outstanding as of the date of redemption, (B) the amount of any accrued and unpaid Interest on this Note through the date of redemption and (C) the amount of any accrued and unpaid Late Charges on such Principal and such Interest specified in clauses (A) and (B) through the date of redemption divided by (2) the sum of (X) the principal amount of all Convertible Notes outstanding as of the date of redemption, (Y) the amount of any accrued and unpaid Interest on all Convertible Notes through the date of redemption and (Z) the amount of any accrued and unpaid Late Charges on such principal and such Interest specified in clauses (X) and (Y) through the date of redemption. To the extent the Company effects a Mandatory Redemption under this Note, then the Company must simultaneously take the same action with respect to all the Other Convertible Notes. It is expressly understood and agreed that payments under Section 6 of the Non-Convertible Notes shall be made prior to, and have priority over, any payments required to be made under this Section 10 and Section 10 of the Other Convertible Notes.

11.        REDEMPTIONS.

(a)        Mechanics. The Company shall deliver the Event of Default Redemption Price to the Holder in cash within seven (7) Business Days after the Company’s receipt of the Holder’s Event of Default Redemption Notice. The Company shall deliver the applicable Mandatory Redemption Price to the Holder in cash on the applicable Mandatory Redemption Date. Until the applicable Redemption Price (together with any Late Charges thereon) is paid in full to the Holder, any portion of this Note subject to the applicable redemption may be converted, in whole or in part, subject to Section 3(d), by the Holder into Common Shares pursuant to Section 3 and such redemption right will become null and void with respect to such Conversion Amount so converted. In the event of a redemption of less than all of the then-outstanding Principal of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 19(d)) representing the outstanding Principal which has not been redeemed. In the event that the Company does not pay the applicable Redemption Price to the Holder within the time period, or on the date, required (as the case may be), at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Conversion Amount that was submitted for redemption and for which the applicable Redemption Price (together with any Late Charges thereon) has not been paid by delivering written notice by confirmed facsimile and overnight courier (with next day delivery specified) stating such. Upon the Company’s receipt of such notice, (x) the applicable Redemption Notice shall be null and void with respect to such Conversion Amount, (y) the Company shall immediately return this Note or issue a new Note (in accordance with Section 19(d)) to the Holder representing the Principal amount of this Note which has not been redeemed and (z) the Conversion Price of this Note or such new Notes (as the case may be) shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the applicable Redemption Notice is voided and (B) the lowest Closing Bid Price of the Common Shares during the period beginning on and including the date on which the applicable Redemption Notice is delivered to the Company and ending on and including the date on which the applicable Redemption Notice is voided. The Holder’s delivery of a notice voiding a Redemption Notice and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments of Late Charges which have accrued prior to the date of such notice with respect to the Principal amount subject to such notice.

(b)        Redemption by Other Holders. Upon the Company’s receipt of the first notice from any of the holders of the Other Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 4(b) (the “Initial Redemption Notice”), the Company shall immediately, but no later than one (1) Business Day after its receipt thereof, forward to the Holder by facsimile a copy of such notice. If the Company receives a Redemption Notice from the Holder and one or more notices from any of the holders of the Other Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 4(b) (each, an “Other Redemption Notice”), during the seven (7) Business Day period following the Company’s receipt of the Initial Redemption Notice and the Company is unable to redeem all principal, interest and other amounts designated in such Redemption Notice, the Initial Redemption Notice and the Other Redemption Notices received during such seven (7) Business Day period, then the Company shall redeem a pro rata amount from each holder of the Notes (including the Holder) based on the principal amount of the Notes submitted for redemption pursuant to such Redemption Notice, the Initial Redemption Notice and such Other Redemption Notices received by the Company during such seven (7) Business Day period.

12.        REDEMPTION AT OPTION OF THE COMPANY.

(a)        Right to Cause Redemption. The Company shall have the right, from time to time after all amounts outstanding under all of the Non-Convertible Notes have been paid in full in cash to the holders thereof, to redeem all or any portion of the amount outstanding under this Note in accordance with, and subject to, the provisions of this Section 12 (the “Company Optional Redemption Right”).

(b)        Mechanics of Redemption at Option of the Company. With respect to each exercise of the Company Optional Redemption Right, the Company shall give written notice to the Holder that it has elected to redeem all or a portion of the amount outstanding under this Note pursuant to the exercise of the Company Optional Redemption Right (each being a “Notice of Company Optional Redemption”). Each Notice of Company Optional Redemption shall (i) state (1) the date on which the applicable redemption shall occur (which date shall be a Business Day that is no less than fifteen (15) Business Days after the date of such notice (the “Optional Redemption Date”)) and (2) either that all or less than all of the amount outstanding under this Note is subject to such Company Optional Redemption Right, and if less than all of the amount outstanding under this Note will be subject to such Company Optional Redemption Right, the portion of the amount outstanding under this Note subject to such Company Optional Redemption Right and (ii) contain a certification from the Company as to whether an Equity Conditions Failure has occurred. Notwithstanding the foregoing, (I) the Company may not exercise the Company Optional Redemption Right if there is an Equity Conditions Failure during the period commencing twenty (20) Trading Days prior to the date on which the Company seeks to exercise the Company Optional Redemption Right and ending on the date on which the Company exercises the Company Optional Redemption Right and (II) if an Equity Conditions Failure occurs during the period commencing on the date of delivery of a Notice of Company Optional Redemption and ending on the date on which the applicable Optional Redemption Price is paid in full to the Holder as contemplated by Section 12(c), then such Notice of Company Optional Redemption shall be null and void and the related redemption shall not occur.

(c)        Payment of Optional Redemption Price. The redemption price with respect to each exercise of the Company Optional Redemption Right (each being an “Optional Redemption Price”) shall be determined as set forth in this Section 12(c). If the applicable Notice of Company Optional Redemption specifies that all amounts outstanding under this Note are subject to such redemption, then such Optional Redemption Price shall be an amount equal to the sum of the then-outstanding Principal amount of this Note plus all accrued and unpaid Interest with respect to such Principal amount as of the applicable Optional Redemption Date and all accrued and unpaid Late Charges with respect to such Principal amount and Interest as of the applicable Optional Redemption Date. If the applicable Notice of Company Optional Redemption specifies that less than all amounts outstanding under this Note are subject to such redemption, then such Optional Redemption Price shall be an amount equal to the amount subject to redemption that is specified in the applicable Notice of Company Optional Redemption. Each Optional Redemption Price shall be paid in cash to the Holder, via wire transfer of immediately available funds, on the applicable Optional Redemption Date. On the date on which the applicable Optional Redemption Price is paid in full to the Holder as contemplated by this Section 12(c), the Company shall deliver a written certification to the Holder as to whether an Equity Conditions Failure has occurred during the period commencing on the date of delivery of the applicable Notice of Company Optional Redemption and ending on such date of payment. Each Optional Redemption Price that is less than all amounts then-outstanding under this Note shall be applied as follows: (1) first, to the Principal then outstanding, (2) second, to all accrued and unpaid Interest then-outstanding and (3) third, to all accrued and unpaid Late Charges then-outstanding on such Principal and Interest. Until the applicable Optional Redemption Price (together with any Late Charges thereon) is paid in full to the Holder, any portion of this Note subject to the applicable Notice of Company Optional Redemption may be converted, in whole or in part, subject to Section 3(d), by the Holder into Common Shares pursuant to Section 3. To the extent redemptions required by this Section 12 are deemed or determined by a court of competent jurisdiction to be prepayments of this Note by the Company, such redemptions shall be deemed to be voluntary prepayments. In the event that the Company does not pay to the Holder the applicable Optional Redemption Price on the applicable Optional Redemption Date, then, in addition to all other rights and remedies available to the Holder, the Holder shall have the right to void the redemption pursuant to Section 11(a) with the term “Optional Redemption Price” being substituted for “Redemption Price” and “Notice of Company Optional Redemption” being substituted for “Redemption Notice.”

(d)        Pro Rata Redemption Requirement. If the Company elects to cause a redemption of all or any portion of this Note pursuant to this Section 12, then it must simultaneously take the same action in the same proportion with respect to all of the Other Convertible Notes.

13.        VOTING RIGHTS. The Holder shall have no voting rights as the holder of this Note.

14.        COVENANTS.

(a)        Rank. All payments due under this Note (a) shall rank pari passu with all Other Notes and (b) shall be senior to all other Indebtedness of the Company and its Subsidiaries.

(b)        Incurrence of Indebtedness. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, without the prior express written consent of the Holder, incur or guarantee, assume or suffer to exist any Indebtedness, other than (i) the Indebtedness evidenced by this Note and the Other Notes, (ii) Permitted Indebtedness and (iii) Indebtedness solely between or among the Company and any of its Subsidiaries.

(c)        Existence of Liens. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, without the prior express written consent of the Holder allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively, “Liens”) other than Permitted Liens.

(d)        Restricted Payments. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, without the prior express written consent of the Holder, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness (other than Permitted Senior Indebtedness or Indebtedness solely between or among the Company and any of its Subsidiaries), whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, (i) an event constituting an Event of Default has occurred and is continuing or (ii) an event that with the passage of time and without being cured would constitute an Event of Default has occurred and is continuing. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, take any action or omit to take any action to cause, or that would result in, any amounts which would constitute Proceeds or Net Proceeds hereunder, if received directly or indirectly by the Company or any of its Subsidiaries, to either not (1) be received directly or indirectly by the Company or any of its Subsidiaries or (2) constitute Proceeds or Net Proceeds.

(e)        Restriction on Redemption and Dividends; Affiliate Transactions. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, redeem, repurchase or declare or pay or make any dividend or distribution (including, without limitation, a cash dividend or distribution) on its capital shares without the prior express written consent of the Holder, provided that the foregoing shall not prohibit any cash dividends or distributions by any Subsidiary solely to the Company or any other Subsidiary that is directly or indirectly wholly-owned by the Company. The Company shall not, and shall cause each Subsidiary to not, enter into any transaction with any of its or their respective current or former officers, directors, employees or affiliates or pay any amounts to any of them except to the extent provided on Schedule 14(e) attached hereto.

(f)        Restriction on Transfer of Assets. The Company shall not, and the Company shall cause each of its Subsidiaries to not, without the prior express written consent of the Holder (which consent shall not be unreasonably withheld (it shall be deemed reasonable for the Holder to withhold consent if Proceeds (directly or indirectly) received or to be received in connection with any Disposition include or constitute any consideration other than cash, cash equivalents or publicly-traded securities)), sell, lease, license, assign, transfer, convey or otherwise dispose of any assets or rights of the Company or any Subsidiary owned or hereafter acquired whether in a single transaction or a series of related transactions, other than (i) sales, leases, licenses, assignments, transfers, conveyances and other dispositions of such assets or rights by the Company and its Subsidiaries that, in the aggregate, do not have a fair market value in excess of $250,000 in any twelve (12) month period, (ii) sales of inventory in the ordinary course of business (such sales, leases, licenses, assignments, transfers, conveyances and other dispositions permitted by clauses (i) and (ii) are each referred to herein as a “Permitted Sale”) and (iii) leases and licenses of intellectual property of the Company and its Subsidiaries to unaffiliated third parties that are in the ordinary course of business and do not require approval of the board of directors or similar governing body of the Company or any of its Subsidiaries, provided that no such lease or license shall (1) provide for any exclusive use or right or other type of exclusivity, (2) transfer any ownership rights in any such intellectual property to any such third party, (3) exceed a term of three (3) years (including renewals thereof) or (4) result in a lease or license of all or substantially all of the assets of the Company or any of its Subsidiaries. Notwithstanding the foregoing, this Section 14(f) shall not be applicable if on the Issuance Date the initial Holder, together with its affiliates, held less than $3,500,000 of the aggregate amount of Indebtedness evidenced by this Note and all the Other Notes.

(g)        Maturity of Indebtedness. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or  indirectly, without the prior express written consent of the Holder, permit any Indebtedness of the Company or any of the Subsidiaries (other than Permitted Senior Indebtedness) to mature or accelerate prior to the Maturity Date.

(h)        New Subsidiaries. Simultaneously with the acquisition or formation of each New Subsidiary (as defined below), the Company shall cause such New Subsidiary to execute, and deliver to each holder of Notes, all Security Documents (as defined in the Exchange Agreement) and Guaranties that are substantially similar to the Security Documents and Guaranties that the Current Subsidiaries are required to execute in connection with the transactions contemplated by the Exchange Agreement.

(i)         Tests.

(i)         Minimum Cash Balance. Commencing with the Fiscal Quarter beginning on December 1, 2009, the Company shall maintain a Cash Balance (as defined below) which equals or exceeds the applicable amount set forth on Schedule 1 attached hereto (the “Minimum Cash Balance Test”).

(ii)         EBITDA. Commencing with the Fiscal Quarter beginning on March 1, 2010, the Company shall maintain EBITDA (as defined below) which equals or exceeds the applicable amount set forth on Schedule 2 attached hereto (the “EBITDA Test”).

(iii)         Debt to EBITDA Ratio. Commencing with the Fiscal Quarter beginning on June 1, 2010, the ratio of Indebtedness (which for clarification purposes includes, without limitation, the Notes) of the Company and its Subsidiaries, on a consolidated basis, to EBITDA shall not exceed the applicable Debt to EBITDA Ratio set forth on Schedule 3 attached hereto (the “Debt to EBITDA Ratio Test”).

(iv)         Capital Expenditures. Capital Expenditures (as defined below) shall not in the aggregate exceed $550,000 in any of the Company’s 2010, 2011 or 2012 fiscal years, and Capital Expenditures shall not in the aggregate exceed $137,500 in the first Fiscal Quarter of the Company’s 2013 fiscal year (collectively, the “Capital Expenditure Test”).

(v)         Operating Results Announcement; Measurement. The Company shall announce its operating results (the “Operating Results”) (the date of each such announcement is referred to herein as the “Announcement Date”) from which compliance with each of the applicable Tests can be determined for each Fiscal Quarter or fiscal year (as applicable) no later than the fiftieth (50th) day after the end of each Fiscal Quarter or, with respect to the last Fiscal Quarter or the end of the fiscal year (as applicable), the one hundred fifteenth (115th) day after the end of such Fiscal Quarter or such fiscal year (as applicable) (each of such 50th and 115th days are referred to herein as an “Announcement Date Deadline”). In the event the Company shall have satisfied all applicable Tests required to be satisfied with respect to such Fiscal Quarter or such fiscal year (as applicable), such announcement shall include a statement to the effect that the Company satisfied all applicable Tests required to be satisfied with respect to such Fiscal Quarter or such fiscal year (as applicable) (such statement is referred to herein as the “Statement”). If the Company fails to make (i) any such announcement by any Announcement Date Deadline or (ii) a Statement on any Announcement Date, then, in each case, the Company shall be deemed to have failed to satisfy each of the applicable Tests with respect to the relevant period. For clarification purposes, the date of determination for (1) each of the Minimum Cash Balance Test, the EBITDA Test and the Debt to EBITDA Ratio Test will be the last day of each Fiscal Quarter during which such Tests are required to be satisfied and (2) the Capital Expenditure Test will be the last day of each of the Company’s 2010, 2011 and 2012 fiscal years and the last day of the first Fiscal Quarter of the Company’s 2013 fiscal year (as applicable).

15.        SECURITY. This Note and the Other Notes are secured to the extent and in the manner set forth in the Transaction Documents (including, without limitation, the Security Documents and the Guaranties (each as defined in the Exchange Agreement)).

16.        [INTENTIONALLY OMITTED]

17.        AMENDING THE TERMS OF THIS NOTE. The prior written consent of the Holder shall be required for any change or amendment to this Note. No consideration shall be offered or paid to the Holder to amend or consent to a waiver or modification of any provision of this Note unless the same consideration is also offered to all of the holders of the Other Notes. The Holder shall be entitled, at its option, to the benefit of any amendment to any of the Other Notes.

18.        TRANSFER. This Note and any Common Shares issued upon conversion of this Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company.

19.        REISSUANCE OF THIS NOTE.

(a)        Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 19(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 19(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(c)(iii) following payment, conversion or redemption (as the case may be) of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b)        Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 19(d)) representing the outstanding Principal.

(c)        Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 19(d) and in principal amounts of at least $100,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d)        Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 19(a) or Section 19(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest and Late Charges on the Principal and Interest of this Note, from the Issuance Date.

20.        REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note.  The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

21.        PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS.  If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, without limitation, attorneys’ fees and disbursements.

22.        CONSTRUCTION; HEADINGS.  This Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note. Terms used in this Note but defined in the other Transaction Documents shall have the meanings ascribed to such terms on the Closing Date in such other Transaction Documents unless otherwise consented to in writing by the Holder.

23.        FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

24.        DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Closing Bid Price, the Closing Sale Price or fair market value (as the case may be) or the arithmetic calculation of the Conversion Rate or any Redemption Price (as the case may be), the Company or the Holder (as the case may be) shall submit the disputed determinations or arithmetic calculations (as the case may be) via facsimile (i) within two (2) Business Days after receipt, or deemed receipt, of the applicable notice giving rise to such dispute to the Company or the Holder (as the case may be) or (ii) if no notice gave rise to such dispute, at any time after the Holder learned of the circumstances giving rise to such dispute. If the Holder and the Company are unable to agree upon such determination or calculation within two (2) Business Days of such disputed determination or arithmetic calculation (as the case may be) being submitted to the Company or the Holder (as the case may be), then the Company shall, within two (2) Business Days, submit via facsimile (a) the disputed determination of the Closing Bid Price, the Closing Sale Price or fair market value (as the case may be) to an independent, reputable investment bank selected by the Company and approved by the Holder (which approval shall not be unreasonably withheld) or (b) the disputed arithmetic calculation of the Conversion Rate or applicable Redemption Price (as the case may be) to the Company’s independent, outside accountant. The Company shall cause the investment bank or the accountant (as the case may be) to perform the determinations or calculations (as the case may be) and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives such disputed determinations or calculations (as the case may be). Such investment bank’s or accountant’s determination or calculation (as the case may be) shall be binding upon all parties absent demonstrable error. All fees, costs and expenses incurred in connection with the services provided by the applicable investment bank or the applicable accountant under this Section 24 shall be borne by the party whose position did not prevail in the investment bank’s or accountant’s final determination.

25.        NOTICES; PAYMENTS.

(a)       Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Exchange Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) promptly upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Shares, (B) with respect to any grant, issuances, or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to holders of Common Shares or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided, in each case, that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

(b)       Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, unless otherwise expressly provided herein such payment shall be made in lawful money of the United States of America by a certified check drawn on the account of the Company and sent to such Person at such address as previously provided to the Company in writing (which address, in the case of the Holder, shall initially be as set forth in Section 9(f) of the Exchange Agreement), provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day. Any amount of Principal or other amounts due under this Note which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of eighteen percent (18%) per annum from the date such amount was due until the same is paid in full (“Late Charge”).

26.        CANCELLATION.  After all Principal, accrued Interest, Late Charges and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

27.        WAIVER OF NOTICE.  To the extent permitted by law, the Company hereby irrevocably waives demand, notice, presentment, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the other Transaction Documents.

28.        GOVERNING LAW. Pursuant to 735 Illinois Compiled Statutes 105/5-5, all questions concerning the construction, validity, enforcement, performance and interpretation of this Note shall be governed by the internal laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Illinois. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Chicago, Illinois, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

29.        CERTAIN DEFINITIONS.  For purposes of this Note, the following terms shall have the following meanings:

(a)       “2008 Exchange Agreement” means that certain Exchange Agreement, dated as of August 29, 2008, by and between the Company and the Holder, as amended from time to time.

(b)       “Affiliate” means, with respect to a particular Person, any Person that directly, or indirectly through one or more intermediaries, Controls or is controlled by, or is under common control with, such particular Person.

(c)       “Amended Registration Rights Agreement” means that certain registration rights agreement, dated as of August 3, 2007, by and among the Company and the parties identified on the signature pages thereto, as amended and restated in its entirety as of August 29, 2008, as further amended and restated in its entirety as of the Closing Date and as further amended from time to time.

(d)       “Approved Share Plan” means any employee benefit plan which has been approved by the board of directors of the Company prior to or subsequent to the date hereof pursuant to which Common Shares, restricted stock units and standard options to purchase Common Shares may be issued to any employee, officer or director for services provided to the Company in their capacity as such.

(e)       “Bloomberg” means Bloomberg, L.P.

(f)       “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in Chicago, Illinois are authorized or required by law to remain closed.

(g)       “Capital Expenditures” means, with respect to any Person for the particular period, the aggregate of all liabilities incurred (including, without limitation, through the incurrence of Indebtedness), expenditures made, commitments made and payments due (whether or not made) by such Person and its Subsidiaries, on a consolidated basis, for the purchase, leasing (including, without limitation, pursuant to any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP) or other acquisition of any assets and equipment (including, without limitation, all improvements, replacements, substitutions or additions to such assets and equipment) with a useful life of more than one year that would be classified as a fixed or capital asset on a consolidated balance sheet of such Person and its Subsidiaries prepared in accordance with GAAP.

(h)       “Cash Balance” means, at any date, an amount equal to the aggregate amount of cash and cash equivalents (but not including any restricted cash), as shown or reflected in the Company’s consolidated balance sheet as at such date.

(i)        “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price (as the case may be) then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price (as the case may be) of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 24. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

(j)       “Closing Date” shall have the meaning set forth in the Exchange Agreement, which date is the date the Company initially issued this Note pursuant to the terms of the Exchange Agreement.

(k)       “Common Shares” means (i) the Company’s common shares, no par value per share, and (ii) any capital shares into which such common shares shall have been changed or any share capital resulting from a reclassification of such common shares.

(l)       “Consolidated Net Income” means, with respect to any Person, for any applicable period, the net income (loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP, but excluding from the determination thereof (without duplication) (a) any extraordinary or non-recurring gains or losses or gains or losses from Dispositions, (b) restructuring charges, (c) any tax refunds, net operating losses or other net tax benefits, (d) effects of discontinued operations and (e) interest income (including interest paid-in-kind).

(m)      “Consolidated Net Interest Expense” means, with respect to any Person, for any applicable period, gross interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP, less interest income for such period, in each case, determined on a consolidated basis and in accordance with GAAP.

(n)       “Control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise (but shall expressly not include any control, or deemed control, due to, or by virtue of, any economic power or interest).

(o)       “Convertible Notes” means, collectively, this Note, all Holder Convertible Notes and all the Other Convertible Notes.

(p)       “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Shares.

(q)       “Current Subsidiaries” means, collectively, Workstream USA, Inc., a Delaware corporation, Paula Allen Holdings, Inc., a Florida corporation, The Omni Partners, Inc., a Florida corporation, 6FigureJobs.com, Inc., a Delaware corporation, and Workstream Merger Sub Inc., a Delaware corporation, and each of the foregoing, individually, a “Current Subsidiary.”

(r)       “Delaware Reincorporation” shall have the meaning set forth in the Exchange Agreement.

(s)       “Disposition” means the sale, lease, license, assignment, transfer, conveyance or other disposition of any assets or rights of the Company or any of its Subsidiaries, whether now owned or hereafter acquired, other than a Permitted Sale.

(t)       “EBITDA” means, with respect to any Person, the Consolidated Net Income of such Person for the applicable Fiscal Quarter and the immediately preceding three (3) Fiscal Quarters as set forth in the financial statements of such Person contained in the applicable Form 10-Qs or Form 10-K of such Person, plus without duplication, the sum of the following amounts of such Person and its Subsidiaries for such period to the extent deducted in determining Consolidated Net Income of such Person for such period: (i) Consolidated Net Interest Expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense and (v) the expense (if any) related to the change in the fair value of warrants and derivatives securities (including the Notes) outstanding as of the Issuance Date.

(u)       “Eligible Market” means the Principal Market, The New York Stock Exchange, Inc., the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market.

(v)       “Equity Conditions” means: (i) on each day during the period beginning one month prior to the applicable date of determination and ending on and including the applicable date of determination either (x) the applicable Registration Statement required to be filed pursuant to the Registration Rights Agreement shall be effective and the prospectus contained therein shall be available for the resale of all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement or (y) all Registrable Securities shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws (in each case, disregarding any limitation on conversion or exercise contained therein); (ii) on each day during the period beginning three months prior to the applicable date of determination and ending and including the applicable date of determination (the “Equity Conditions Measuring Period”), the Common Shares (including all Registrable Securities) are listed or designated for quotation on an Eligible Market or the “pink sheets” and shall not have been suspended from trading on an Eligible Market or the “pink sheets” (other than suspensions of not more than two (2) days and occurring prior to the applicable date of determination due to business announcements by the Company); (iii) on each day during the Equity Conditions Measuring Period, the Company shall have delivered Common Shares upon conversion of this Note on a timely basis as set forth in Section 3(c) hereof and all other shares of capital stock required to be delivered by the Company to the Holder on a timely basis as set forth in the other Transaction Documents; (iv) any Common Shares to be issued in connection with the event requiring determination may be issued in full without violating Section 3(d)(i) hereof or the rules or regulations of the Eligible Market or the “pink sheets” on or through which the Common Shares are then listed or quoted; (v) on each day during the Equity Conditions Measuring Period, no public announcement of a pending, proposed or intended Fundamental Transaction shall have occurred which has not been abandoned, terminated or consummated; (vi) the Company shall have no knowledge of any fact that would reasonably be expected to cause (1) any Registration Statement required to be filed pursuant to the Registration Rights Agreement not to be effective or the prospectus contained therein not to be available for the resale of at least all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement or (2) any Registrable Securities not to be eligible for sale without restriction pursuant to Rule 144 (assuming that the Holder is not an “affiliate” (as defined under Rule 144) of the Company) under the 1933 Act and any applicable state securities laws (in each case, disregarding any limitation on conversion or exercise contained therein); (vii) the Holder shall not be in (and no holder of Other Notes shall be in) possession of any material, non-public information provided to any of them by the Company or any of its affiliates; (viii) on each day during the Equity Conditions Measuring Period, the Company otherwise shall have been in material compliance with and shall not have breached any provision, covenant, representation or warranty of any Transaction Document; and (ix) on each day during the Equity Conditions Measuring Period, there shall not have occurred an Event of Default or an event that with the passage of time or giving of notice would constitute an Event of Default.

(w)      “Equity Conditions Failure” means, as of any date of determination, the Equity Conditions have not been satisfied (or waived in writing by the Holder) on any day during the applicable measuring period.

(x)       “Exchange Agreement” means that certain Exchange Agreement, dated as of December 11, 2009, by and between the Company and the Holder, as amended from time to time.

(y)       “Exchange Agreements” means, collectively, the Exchange Agreement and the Other Exchange Agreements (as defined below), as amended from time to time.

(z)       “Fiscal Quarter” means each of the fiscal quarters adopted by the Company for financial reporting purposes that correspond to the Company’s fiscal year that ends on May 31, or such other fiscal quarter adopted by the Company for financial reporting purposes in accordance with GAAP.

(aa)     “Fundamental Transaction” means that (i) the Company shall, directly or indirectly, in one or more related transactions, (1) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (2) sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any material Subsidiary to another Person, or (3) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding Common Shares (not including any Common Shares held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (4) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding Common Shares (not including any Common Shares held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination), or (5) reorganize, recapitalize or reclassify its Common Shares, or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act (as defined in the Exchange Agreement)) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Common Shares.

(bb)      “GAAP” means United States generally accepted accounting principles, consistently applied.

(cc)      “Holder Convertible Notes” means, collectively, all senior secured convertible notes issued on the Closing Date to the Holder by the Company pursuant to the Exchange Agreement (other than this Note), and shall include all senior secured convertible notes issued in exchange therefor or replacement thereof.

(dd)      “Holder Non-Convertible Notes” means, collectively, all senior secured non-convertible notes issued on the Closing Date to the Holder by the Company pursuant to the Exchange Agreement, and shall include all senior non-convertible secured notes issued in exchange therefor or replacement thereof.

(ee)      “Interest Rate” means 9.5% per annum.

(ff)       “Liquidity Event” means any event giving rise to Proceeds (including, without limitation, by virtue of any equity issuance (except for issuances of Common Shares, restricted stock units and standard options to purchase Common Shares pursuant to an Approved Share Plan), incurrence of Indebtedness, refinancing of any Indebtedness, Fundamental Transaction or otherwise), other than (i) a Disposition, (ii) the direct or indirect receipt by the Company or any of its Subsidiaries of accounts receivable in the ordinary course of business or (iii) the incurrence of the Indebtedness specified in, and permitted by, clause (i) of Permitted Indebtedness.

(gg)      “Maturity Date” shall mean July 31, 2012; provided, however, the Maturity Date may be extended at the option of the Holder (i) in the event that, and for so long as, an Event of Default shall have occurred and be continuing or any event shall have occurred and be continuing that with the passage of time and the failure to cure would result in an Event of Default or (ii) through the date that is twenty (20) Business Days after the consummation of a Fundamental Transaction in the event that a Fundamental Transaction is publicly announced or a Fundamental Transaction Notice is delivered prior to the Maturity Date, provided further that if the Holder elects to convert some or all of this Note pursuant to Section 3 hereof, and the Conversion Amount would be limited pursuant to Section 3(d) hereunder, the Maturity Date shall automatically be extended until such time as such provision shall not limit the conversion of this Note.

(hh)      “Net Proceeds” means all Proceeds in respect of the applicable Disposition (including, without limitation, all installment obligations and earn-out and other contingent payments) or Liquidity Event (as the case may be) net of (i) in the case of a Disposition, any income taxes required to be paid by the Company or any Subsidiary (as the case may be) solely in connection with or solely arising out of such Disposition and (ii) all reasonable legal, accounting, investment banking, broker and other professionals’ fees incurred by the Company by virtue of the applicable Disposition or Liquidity Event (as the case may be), provided that the foregoing Proceeds shall not be reduced by any other amount. Any dispute as to the arithmetic calculation of Net Proceeds shall be resolved pursuant to Section 24 above, with the term “Net Proceeds” being substituted for the term “fair market value.”

(ii)       “New Subsidiaries” means, as of any date of determination, any Person (i) in which the Company on or after the date of the Exchange Agreement, directly or indirectly, owns or acquires any of the outstanding capital stock or holds any equity or similar interest of such Person or (ii) in which the Company on or after the date of the Exchange Agreement, directly or indirectly, controls or operates all or any part of the business, operations or administration of such Person, and each of the foregoing, individually, a “New Subsidiary.”

(jj)       “Non-Convertible Notes” means, collectively, all Holder Non-Convertible Notes and all the Other Non-Convertible Notes.

(kk)      “Notes” means, collectively, this Note and all the Other Notes.

(ll)        “Options” means any rights, warrants or options to subscribe for or purchase Common Shares or Convertible Securities.

(mm)     “Other Convertible Notes” means, collectively, all senior secured convertible notes issued on the Closing Date by the Company pursuant to the Other Exchange Agreements, and shall include all senior convertible secured notes issued in exchange therefor or replacement thereof.

(nn)       “Other Exchange Agreements” means, collectively, those certain separate exchange agreements, each dated as of December 11, 2009, (other than the Exchange Agreement) by and between the Company and each of the parties thereto, as amended from time to time.

(oo)       “Other Non-Convertible Notes” means, collectively, all senior non-convertible secured notes issued on the Closing Date by the Company pursuant to the Other Exchange Agreements, and shall include all senior secured notes issued in exchange therefor or replacement thereof.

(pp)       “Other Notes” means, collectively, all Non-Convertible Notes and all Convertible Notes (other than this Note).

(qq)       “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(rr)        “Permitted Indebtedness” means (i) total Indebtedness (other than Indebtedness described in subsections (ii) and (iii) hereunder) of the Company and the Subsidiaries not to exceed $2,000,000 in the aggregate outstanding at any time; provided, however, such Indebtedness shall be made expressly subordinate in right of payment to the Indebtedness evidenced by the Notes, as reflected in a written agreement acceptable to the Holder and approved by the Holder in writing, and which Indebtedness does not provide at any time for the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until ninety-one (91) days after the Maturity Date or later; (ii) equipment leases and purchase money obligations of the Company and the Subsidiaries not to exceed $1,000,000 in the aggregate outstanding at any time; and (iii) Indebtedness evidenced by this Note and the Other Notes.

(ss)        “Permitted Liens” means (i) any Lien for taxes, assessments and governmental charges not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings and (iv) Liens securing Permitted Senior Indebtedness.

(tt)        “Permitted Senior Indebtedness” means the Indebtedness specified in, and permitted by, clauses (ii) and (iii) of the definition of “Permitted Indebtedness.”

(uu)       “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(vv)       “Principal Market” means the OTC Bulletin Board.

(ww)      “Proceeds” means all consideration (including, without limitation, cash, cash equivalents and publicly-traded securities) received or to be received directly or indirectly by the Company and/or any of its Subsidiaries. Any dispute as to the arithmetic calculation of Proceeds shall be resolved pursuant to Section 24 above, with the term “Proceeds” being substituted for the term “fair market value.”

(xx)        “Redemption Notices” means, collectively, the Event of Default Redemption Notice and each Mandatory Redemption Notice, and each of the foregoing, individually, a “Redemption Notice.”

(yy)        “Redemption Prices” means, collectively, the Event of Default Redemption Price and each applicable Mandatory Redemption Price, and each of the foregoing, individually, a “Redemption Price.”

(zz)         “SEC” means the United States Securities and Exchange Commission.

(aaa)       “Security Agreement” means that certain security agreement, dated as of August 29, 2008, by and among the Company, the Subsidiaries and the Holder and the other parties identified on the signature pages thereto, as amended on the Closing Date and as further amended from time to time.

(bbb)       “Subsidiaries” means, as of any date of determination, collectively, all Current Subsidiaries and all New Subsidiaries, and each of the foregoing, individually, a “Subsidiary.”

(ccc)       “Successor Entity” means the Person (or, if so elected by the Holder, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Holder, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(ddd)       “Tests” means, collectively, the Minimum Cash Balance Test, the EBITDA Test, the Debt to EBITDA Ratio Test and the Capital Expenditure Test.

(eee)       “Trading Day” means any day on which the Common Shares are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Shares, then on the principal securities exchange or securities market on which the Common Shares are then traded, provided that “Trading Day” shall not include any day on which the Common Shares are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Shares are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Holder.

(fff)        “Transaction Agreement” means that certain Transaction Agreement, dated as of July 25, 2007, by and among the Company and the investors listed on the Schedule of Buyers attached thereto, as amended by the 2008 Exchange Agreements, the Exchange Agreements and as further amended from time to time.

(ggg)       “Transaction Documents” means, collectively, the Transaction Documents (as defined in the Transaction Agreement), the 2008 Exchange Documents (as defined in the 2008 Exchange Agreement) and the Exchange Documents (as defined in the Exchange Agreement), as amended from time to time.

30.         DISCLOSURE. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Note, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or any of its Subsidiaries, the Company shall within two (2) Business Day after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or any of its Subsidiaries, the Company so shall indicate to such Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries. Nothing contained in this Section 30 shall limit any obligations of the Company, or any rights of the Holder, under Section 4(i) of the Transaction Agreement, Section 4(f) of the 2008 Exchange Agreement or Section 4(f) of the Exchange Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

COMPANY:
WORKSTREAM INC. By: __________________________ Name: ___________________ Title: ____________________

EXHIBIT I

WORKSTREAM INC.
CONVERSION NOTICE

Reference is made to the Senior Secured Convertible Note (the “Note”) issued to the undersigned by Workstream Inc. (the “Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into common shares, no par value per share (the “Common Shares”), of the Company, as of the date specified below.

Date of Conversion:
Aggregate Conversion Amount to be converted:
Please confirm the following information:
Conversion Price:
Number of Common Shares to be issued:
Please issue the Common Shares into which the Note is being converted in the following name and to the following address:
Issue to:

Facsimile Number:
Authorization:
By:
Title:
Dated:
Account Number:
(if electronic book entry transfer)
Transaction Code Number:
(if electronic book entry transfer)

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs _________________ to issue the above indicated number of Common Shares in accordance with the Transfer Agent Instructions dated _____________, 2009 from the Company and acknowledged and agreed to by ________________________.

Workstream inc.

By:
Name:
Title: